           AGREEMENT REGARDING SOFTWARE LICENSING AND IMPLEMENTATION,
                   AND ONGOING SUPPORT AND MANAGEMENT SERVICES

         THIS AGREEMENT is made and entered into effective as of this 1st day of December, 1998, by and between RAILCAR MANAGEMENT, INC. ("RMI"), a Georgia corporation, and FLORIDA EAST COAST INDUSTRIES, INC. ("FEC"), a Florida corporation.

                               W I T N E S S E T H

         WHEREAS, RMI has developed railroad application software ("RS/4000", "ISS/4000" and "AXIS", collectively the "Software"), which is described in Exhibit A hereto, and RMI wishes to provide services using the Software to railroads in North America; and

         WHEREAS, FEC desires that RMI provide such services and other computer related services to FEC, and RMI wishes to provide such services to FEC;

         NOW, THEREFORE, for and in consideration of the premises and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, the parties agree as follows:

1. SYSTEM IMPLEMENTATION SERVICES. On December 1, 1998, or as soon as practicable thereafter, RMI and FEC will begin the System Implementation Services as described in this Section 1, and said services shall continue until
(i) the System Implementation Services are fully performed as hereinafter provided, or (ii) termination occurs as specified in Section 5 hereof.

    (a) Description. The System Implementation Services have two phases: (1) System Enhancement and Interface Build, and (2) System Implementation and Training. The first phase, System Enhancement and Interface Build, includes making enhancements to the Software and developing certain system interfaces. The enhancements and interfaces to be developed during this phase are shown in Exhibit F hereto. During the System Implementation and Training phase, RMI and FEC will install the Software at FEC, train the system users and begin "Initial Production Operation" (as defined herein). The "System Implementation Services" are defined in Exhibit B hereto.

    (b) Initial Production Operation. The parties agree to jointly work towards "Initial Production Operation" of the Software at FEC, and acknowledge that the duties defined in this Section 1 require the mutual cooperation, support and efforts of both parties. "Initial Production Operation" is defined as the capability for actual use of the Software in a production environment for FEC with reasonably substantial completeness of the functionality specified in both Exhibit A and Exhibit F. Accordingly, RMI and FEC promise and agree to cooperate and perform all duties, tasks, and services required herein in a timely manner using their best efforts and acting in good faith.

    (c) Ownership. FEC agrees that all materials developed pursuant to this
    Section 1 including, but not limited to, any software and related documentation which may be developed specifically for FEC through the efforts of RMI's employees or its agents (whether or not compensated) in cooperation with FEC shall be the exclusive property of RMI, and FEC shall have no interest therein except as expressly licensed as herein provided.


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

    RMI may, at its discretion, require FEC's agents and employees participating in the System Implementation Services and otherwise involved with the Software to execute a statement (reasonably satisfactory to FEC) acknowledging RMI's ownership rights as described in this Paragraph (c).

2. ONGOING SERVICES; LICENSE. Commencing on December 1, 1998, or as soon as practicable thereafter, RMI shall provide, and FEC hereby accepts, I/T Management Services, Support Services and Consulting Services (collectively the "Ongoing Services") as defined in this Section 2. Subject to the termination provisions of Section 5 hereof, the initial term of this Agreement with respect to the Ongoing Services as stipulated herein shall be for sixty (60) months. At the end of the initial term and each extension term, the term shall be automatically extended for an additional period of twelve (12) months ("extension term") unless notice of cancellation is given by either party at least sixty (60) days prior to the end of the initial term or any subsequent extension term.

    (a) I/T Management Services. RMI's I/T Management Services hereunder will provide certain management and coordination of FEC's information technology function on an ongoing basis for the following areas and as specified by the parties hereto from time-to-time: data center, computer applications, vendor oversight, system interfaces, information technology personnel, and year 2000 issues. The "I/T Management Services" are described in Exhibit C hereto.

    (b) Support Services. RMI will provide Support Services to FEC to maintain the Software, provide certain changes and new releases to the Software, and provide telephone support to users of the Software on an ongoing basis. Additionally, RMI may provide certain enhancements and on-site support for the Software as mutually agreed upon by RMI and FEC. The "Support Services" are described in Exhibit G hereto.

    (c) Consulting Services. During the term of the Ongoing Services as set forth above, RMI may provide additional services (herein referred to as "Consulting Services") as mutually agreed upon by RMI and FEC on a project-by-project basis.

    (d) License. RMI hereby grants to FEC, during the term of this Section 2 and subject to the terms and conditions of this Agreement (including, without limitation, the termination provisions contained in Section 5 hereof), a non-exclusive, non-assignable, non-transferable and world-wide right and license to use the Software (including any source code) for its own internal operational purposes. FEC shall be deemed to own only the magnetic or other physical media on which the Software is originally or subsequently recorded or fixed, but an express condition of this license is that at no time shall FEC acquire any ownership of the Software recorded on the original media copies or subsequent copies of the Software, regardless of the form or media in or on which the original and other copies may subsequently exist. This license is not a sale of FEC's copy of the Software or any subsequent copy. At the time of delivery of the Software and any enhancements, a copy of the source code will be delivered therewith.

3. JOINT EFFORT. The parties agree that the duties defined in Section 1 and
Section 2 require the mutual cooperation, support and efforts of all parties. Accordingly, RMI and FEC promise and agree to cooperate and perform all duties, tasks, and services required herein in a timely manner using their best efforts and acting in good faith. In the event that any of the personnel of any party assigned to perform duties hereunder becomes unable to perform the tasks anticipated by this Agreement by reason of death, prolonged sickness, disability or otherwise, the assigning party will as promptly as practicable (and in no event more than thirty (30) days from the


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

beginning of such inability to perform) replace such personnel.

During the term of Section 1 or Section 2, the following additional provisions shall apply:

    (a) RMI will assign certain of its qualified personnel to the tasks described herein on a full-time or part-time basis, at the offices of RMI or FEC or both, as deemed reasonably necessary by RMI. The personnel of RMI so assigned will be chosen solely by RMI and, except as specifically provided, may be replaced or reassigned at RMI's sole discretion. Such personnel shall be and remain the employees or independent contractors of RMI, subject to the supervision and discipline of RMI alone; they shall not be the employees, servants or agents of FEC for any purpose and neither RMI nor FEC shall make any representation to any person to the contrary. RMI will have the sole responsibility for payment and administration of their wages, salaries and other compensation, employment taxes and tax deductions, fringe benefits, workers' compensation coverage and all other incidents of the employer-employee and principal/agent relationship without exception.

    (b) In the event of misconduct or unsatisfactory performance, FEC may request replacement of personnel assigned by RMI to this project. Such requests will not be unreasonably denied.

    (c) FEC agrees to make available, at no cost to RMI, reasonable access to all management, supervisory and other FEC personnel, as RMI may reasonably require to perform its duties hereunder in a timely fashion.

    (d) FEC, with the assistance of RMI, will provide to RMI all data of FEC reasonably required by RMI to perform its duties pursuant to this Agreement.

    (e) RMI and FEC acknowledge and agree that RMI is an independent contractor to FEC providing personnel and services to accomplish those tasks and services set forth in this Agreement.

4. PRICE AND PAYMENT

    (a) System Implementation Services. In consideration of the performance of the System Implementation Services described in Section 1, FEC agrees and promises to pay RMI fees in accordance with the "Implementation Services Fees" shown in Exhibit E hereto.

    (b) Management Services Fees. FEC agrees to pay RMI fees for the I/T Management Services and Support Services rendered by RMI hereunder as described in Section 2 monthly in advance in accordance with the fee schedule set forth in Exhibit E (the "Management Services Fees"). RMI may change the Management Services Fee schedule each April 1 during the term to reflect any increase or decrease from the previous calendar year in the "Employment Cost Index" for compensation, private industry white-collar workers, as published by the United States Department of Labor, Bureau of Labor Statistics (or any reasonably comparable successor or alternative index). FEC shall be notified of any changes in the Management Services Fees at least 30 days prior to effectuation of such changes; provided, however, there shall be no increase in such fees payable during the first twelve (12) months under this Agreement.

     (c) Consulting Services Fees. RMI will provide its Consulting Services to FEC on such terms and conditions as mutually agreed upon between the parties.

    (d) Payment Terms.


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

        (i) FEC agrees to pay the fees as indicated above, as well as all fees then in effect for all other services requested by FEC in writing and provided by RMI in addition to services set forth herein (RMI's fees for additional services are shown in Exhibit E), at the time specified herein, or if not specified, within thirty (30) days of receipt of RMI's invoice.

        (ii) FEC will be responsible for and reimburse RMI for or pay directly all reasonable travel, long distance telephone, living and out-of-pocket expenses incurred by RMI personnel in providing services under this Agreement. This does not include travel and living expenses incurred by RMI employees designated as full time residents of Jacksonville, Florida while in Jacksonville or St. Augustine, Florida.

        (iii) A late charge of one and one-half percent (1-1/2%) per month may, at the discretion of RMI, be due and payable on any amount not received by RMI by the prescribed due date.

5. TERMINATION

Section 1 of this Agreement shall terminate at the end of its respective term as provided for in such section, without affecting the validity or continuing effectiveness of the remainder of this Agreement.

With regard to the entire Agreement, this Agreement shall continue in full force and effect until terminated as follows:

    (a) If both Section 1 and Section 2 of this Agreement have terminated as provided therein, then the entire Agreement shall terminate; or

    (b) In the event either party makes a general assignment for the benefit of creditors or files a voluntary petition in bankruptcy or petitions for reorganization or arrangement under the bankruptcy laws, or if a petition in bankruptcy is filed against either party, or if a receiver or trustee is appointed for all or any part of the property and assets of either party, the other party may terminate this Agreement; or

    (c) Either party (the "Nondefaulting Party") may terminate this Agreement if it reasonably determines in good faith that the other party has failed to comply with any of the terms and conditions of this Agreement (including, without limitation, non-payment) and has failed to cure such failure within sixty (60) days after receiving written notice from the Nondefaulting Party describing such failure in reasonable detail; or

    (d) Should FEC desire to discontinue the Ongoing Services and Section 2 of this Agreement, FEC may at any time, upon prior written notice to RMI of at least ninety (90) days, terminate this Agreement by paying RMI the "Adjusted Termination Fee" as shown in Exhibit D hereof at the time such notice is given.

If termination under this Section 5: (i) is pursuant to Section 5(a) hereof, or
(ii) is pursuant to Section 5(b) or Section 5(c) hereof and is not initiated by RMI, or (iii) is pursuant to Section 5(d) hereof and all Adjusted Termination Fees are paid by FEC to RMI, then FEC may request within thirty (30) days following such termination, and RMI shall grant immediately upon such request, a perpetual, fully-paid, non-assignable, non-transferable, world-wide and non-exclusive right and license to use the Software AS IS, solely for its own internal operational purposes (the "License"), with no further liability, warranty or obligation whatsoever on the part of RMI (including, without limitation any obligation to render services with respect to or to update the Software), and FEC may, at its option, receive the source code for the Software, all subject to all conditions set forth in Sections 6, 7 (provided that all obligations with respect to confidential information that is not a trade secret shall continue in full force and effect until two (2) years after the termination of the License), 9 and 10 hereof.

All obligations of either party accrued through termination, in whole or in part, for any reason whatsoever, shall survive such termination. Upon termination of this Agreement, except as otherwise provided herein, FEC shall through its best efforts and to the best of its knowledge, destroy (if directed by RMI) or return any trade secrets or confidential information of RMI in FEC's possession.

6. OWNERSHIP. FEC agrees that all software and related documentation, whether existing or developed pursuant to this Agreement, including, but not limited to, any custom software and related documentation which may be developed specifically for FEC through the efforts of RMI's employees or its agents (whether or not compensated) in cooperation with FEC shall become a part of the Software for all purposes under this Agreement and be the exclusive property of RMI, and FEC shall have no interest therein except as expressly provided for herein. The term "Software" as used in this Agreement shall include all such software and related documentation developed pursuant to this Agreement.

7. CONFIDENTIALITY.

    (a) FEC acknowledges and agrees that the Software and Ongoing Services include and will include proprietary "trade secrets" and confidential information of RMI, developed at substantial effort and cost to RMI, the use and disclosure of which must be continuously controlled. FEC also acknowledges that RMI may disclose to FEC other proprietary "trade secrets" and other confidential information of RMI pertaining to the use, operation, development and technical specifications of the Software and Ongoing Services. FEC and its employees, agents and representatives shall maintain the confidentiality of such trade secrets and confidential information of RMI using any and all reasonable measures. Except as expressly permitted in this Agreement, FEC and its employees, agents and representatives shall not use for their own benefit, publish or otherwise disclose to others any of such trade secrets and confidential information. The provisions of this Paragraph shall remain in full force and effect with respect to any trade secrets of RMI so long as such information disclosed by RMI to FEC remains a trade secret; and with respect to any information disclosed by RMI to FEC which is confidential information but not a trade secret, this Paragraph shall continue in full force and effect until two (2) years after the termination of this Agreement.

    (b) RMI acknowledges and agrees that all business and financial information, development plans and strategies, data and sources of data, names of and personnel information about FEC, its customers and suppliers, are and will be proprietary "trade secrets" and confidential information of FEC, developed at substantial effort and cost to FEC, the use and disclosure of which must be continuously controlled. RMI also acknowledges that FEC may disclose to RMI other proprietary "trade secrets" and confidential information of FEC. RMI shall maintain the confidentiality of all proprietary information of FEC using any and all reasonable measures. Except as expressly permitted in this Agreement, RMI shall not use for its own benefit, publish or otherwise disclose to others any of such trade secrets and confidential information. The provisions of this Paragraph shall remain in full force and effect with respect to any trade secrets of FEC so long as such information disclosed by FEC to RMI remains a trade secret; and with respect to any information disclosed by FEC to RMI which is confidential information but not a trade secret, this Paragraph shall continue in full force and effect until two (2) years after the termination of this Agreement.


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

    (c) The obligations under this Section shall not apply to any information which the party who received it from the other can establish: (i) has rightfully entered the public domain; (ii) was independently developed by such party prior to receiving it from the other party; or (iii) has been rightfully received from a third party without an obligation to keep it confidential.

    (d) The provisions of this Section shall survive any termination of this Agreement, in whole or in part, for any reason whatsoever.

8. WARRANTY.

THE FOLLOWING WARRANTIES ARE THE SOLE AND EXCLUSIVE WARRANTIES OF RMI HEREUNDER. ANY AND ALL OTHER CONDITIONS OR WARRANTIES WHATSOEVER, ORAL OR WRITTEN, WHETHER EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, INCLUDING WITHOUT LIMITATION ANY IMPLIED CONDITIONS OR WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, ARE HEREBY EXCLUDED AND DISCLAIMED.

    (a) With respect to the Ongoing Services provided herein, it will be the responsibility of FEC, and FEC hereby agrees, to verify the accuracy of the inputted data contained in the system. The sole and exclusive remedy of FEC for any defect or imperfection in a report, record or other accounting, or for breach of warranty or other breach of this Agreement with respect to the Software or Ongoing Services (including year 2000 compliance as set forth in Section 8(c) below) shall be, at RMI's option, (1) the correction of the defect or imperfection (provided RMI is notified of the defect or imperfection within 30 days of the date the report, record or other accounting was generated) or the cure of the breach, or (2) refund of the charges paid for the report, record or matter in question for the month or months affected by the defect or imperfection or breach. In no event shall RMI's liability pursuant to this Agreement for any claim arising hereunder exceed the amount paid by FEC hereunder during the six month period preceding the claim.

    (b) Commencing upon completion of the System Implementation Services and continuing for six (6) months thereafter, RMI warrants: that the Software will perform substantially in accordance with functional specifications on the specified operating environment as set forth in Exhibit A hereto; that all units of the Software will be fit for the ordinary purposes for which such software is used; that the Software will be of average and even kind and quality within each unit and among all units; and that the Software units will conform to any sample of such software tested and approved by FEC. RMI's entire liability and FEC's sole and exclusive remedy in the event the Software fails to perform as warranted shall be the best efforts by RMI to correct program defects by repair or replacement.

    (c) RMI warrants that the Software will operate correctly with regard to year 2000 operation, meaning that the Software will provide reasonably correct operation of its material functionality in comparing dates, calculating dates and sorting or sequencing dates before, during and after December 31, 1999. RMI will perform a "Y2K Software Test" of the Software within 60 days following Initial Production Operation at a date and time to be mutually agreed upon by RMI and FEC. The Y2K Software Test, using sufficient test data and accessing all major Software functionality, will demonstrate the capability of the Software to comply with the above definition. Should the initial or any subsequent Y2K Software Test fail, then RMI shall use its best efforts to make the necessary modifications to the Software to correct such failure, and then perform the Y2K Software Test again at a mutually agreeable date and time. This process shall continue until the Y2K Software Test is successfully completed. RMI and FEC hereby agree that the successful completion of the Y2K Software Test shall fully satisfy all of RMI's warranties regarding year 2000 compliance of the Software, and RMI shall have no further obligation or liability of any kind with respect thereto.

    (d) RMI warrants that it has the full corporate power and authority and right to grant the usage to the Software (and any sublicenses related thereto) as herein provided and that the Software does not infringe any United States or international copyright, patent, trade secret or trademark rights or other proprietary rights of any third parties. RMI shall indemnify, defend and hold FEC harmless from any and all losses, liabilities, judgments, awards and costs, including attorneys' fees, arising out of or related to any claim or cause of action which may be made by any third person or entity against FEC for violation or infringement of a patent, pending patent application, trade secret, copyright, trademark, license or proprietary right with respect to the Software. If the Software should become the subject of a successful claim of infringement of a trade secret, trademark, copyright or patent, RMI's entire liability and FEC's sole and exclusive remedies shall be for RMI, at its option, to use its best efforts to procure for FEC the right to continue using the Software, or to replace it or modify it to make it noninfringing, and for RMI to be responsible for payment of any judgment or costs awarded in a suit or proceeding asserting a successful infringement claim.

    (e) RMI's warranties as set forth above are the only warranties made with respect to the Software and services provided hereunder and, except as otherwise may be agreed to by the parties in writing, will not be enlarged, diminished or affected by, and no obligation or liability will arise or grow out of, the rendering of technical programming or other advice or service in connection with the Software licensed to FEC or otherwise hereunder. RMI shall not be obligated under these warranties to correct defects (a) unless FEC has allowed RMI to install all corrections for the Software from RMI a reasonable time in advance of encountering the defect, (b) attributable to improper or incorrect usage or operation of the Software, (c) caused by FEC's alteration, modification, enhancement or conversion of the Software, or (d) arising from hardware related problems or third party software problems.

9. LIMITATION ON CONSEQUENTIAL DAMAGES.

IN NO EVENT EXCEPT FOR WILLFUL MISCONDUCT OR GROSS NEGLIGENCE AND UNDER NO CIRCUMSTANCES WILL RMI BE LIABLE TO FEC OR ANY OTHER PERSON OR ENTITY FOR ANY SPECIAL, COLLATERAL, EXEMPLARY, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES OF ANY NATURE OR KIND WHATSOEVER, WHETHER BY REASON OF INDEMNIFICATION OR OTHERWISE, IN CONNECTION WITH OR ARISING BY REASON OF: (i) THE PROVISION OF THE SOFTWARE, SERVICES AND RELATED DOCUMENTATION, OR (ii) RMI'S (AND ITS AGENTS', EMPLOYEES' AND REPRESENTATIVES') PERFORMANCE OR FAILURE TO PERFORM HEREUNDER (AND ANY ACTS OCCURRING IN CONNECTION THEREWITH) OR THE BREACH OF ANY WARRANTY OR BREACH OF ANY OF THE PROVISIONS OF THIS AGREEMENT, OR (iii) YEAR 2000 ISSUES, OR (iv) ANY IMPERFECTION OR DEFECT IN THE SOFTWARE OR SERVICES OR RELATED DOCUMENTATION, OR IN ANY REPORT, DOCUMENT OR ACCOUNTING GENERATED IN CONNECTION WITH THE SERVICES, REGARDLESS OF WHETHER BASED IN TORT OR IN CONTRACT.

The provisions of this Section 9 shall survive any termination of this Agreement, in whole or in part, for any reason whatsoever.


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

10. TAXES. FEC shall pay all taxes including, without limitation, sales, use, personal property or excise taxes, which may be imposed by a taxing authority with respect to the Software and Ongoing Services and with respect to the use of the Software and Ongoing Services by FEC, but specifically excluding any tax based upon RMI's net or gross income, or imposed upon RMI in lieu of such taxes on net or gross income, as a result of transactions under or the existence of this Agreement, unless FEC furnishes RMI with a certificate of exemption from payment of such taxes.

11. FORCE MAJEURE. Neither RMI nor FEC shall be liable to the other party for any delay or failure to perform (except for the failure to pay any monies owed) arising out of causes beyond its reasonable control, including but not limited to riots, epidemics, unusually severe weather, fire, flood, war, acts of the enemy, no availability of hardware, embargoes or work stoppages, labor disputes or strikes. RMI and FEC shall notify each other forthwith upon hearing of any event which may result in any delay or failure to perform.

12. MISCELLANEOUS.

    (a) Binding Effect. This Agreement shall inure to the benefit of and shall be binding upon the parties hereto and their successors and assigns permitted pursuant to Section 12(c) hereof.

    (b) Governing Law. This Agreement shall be deemed to be made in, and in all respects shall be interpreted, construed and governed by and in accordance with, the laws of the State of Georgia.

    (c) Assignment. Neither party may assign this Agreement or any interest herein or part hereof without the prior written consent of the other party except to corporate successors to a party (by way of merger, consolidation, reorganization or sale of all or substantially all of the assets of a party) which do not materially diminish the financial status of the party.

    (d) Expenses. RMI and FEC shall bear their own respective expenses incurred in connection with the preparation and execution of this Agreement.

    (e) Headings. The Section and Paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

    (f) Notices. All communications provided for hereunder shall be in writing and shall be delivered in person, sent by confirmed telecopy or private overnight courier, or deposited in the United States mail, first class, registered or certified, return receipt requested, with proper postage prepaid (or deposited with such comparable international mail service as is then available) and,

         (i) If to RMI, addressed to:
                  Railcar Management, Inc.
                  Suite 303
                  1819 Peachtree Road, N.E.
                  Atlanta, Georgia 30309-1847
                  Attention:  President


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

         (ii) If to FEC, addressed to:
                  Florida East Coast Industries, Inc.
                  One Malaga Street
                  St. Augustine, Florida 32084
                  Attention:  President

         Notices shall be deemed given when received.

    (g) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

    (h) Entire Agreement and Waiver. This Agreement embodies the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings relating to such subject matter. This Agreement may be modified only by a written instrument signed by each of the parties hereto. No waiver of any term, provision or condition of this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or shall constitute, a waiver of any other provision hereof, whether or not similar, nor shall such waiver constitute a continuing waiver, and no waiver shall be binding unless executed in writing by the party making the waiver.

    (i) Severability. The unenforceability or invalidity of any provision or provisions of this Agreement shall not render any other provision or provisions herein contained unenforceable or invalid.

    (j) Export Laws and Regulation. FEC shall not transfer or use the Software or System Implementation Services or Ongoing Services or any related documentation (or any part thereof) outside the United States or Canada where such transfer or use is prohibited or is regulated by any law or regulation of the United States of America without the prior approval required by such law or regulation.

    (k) Exhibits. Each and every Exhibit to this Agreement is hereby incorporated herein and is made an integral part hereof. Any reference herein to "this Agreement," "herein," "hereunder" or like terms shall include by reference the terms and provisions contained in any such Exhibit.

    (l) Announcement. The cooperative arrangement between RMI and FEC for the services described herein may be announced by either party only upon the prior written consent of the other party.

    (m) No Agency. This Agreement shall not create a partnership, joint venture, employment or agency relationship between FEC and RMI. Neither of the parties shall have the right to incur debts or obligations in the name of the other party without the express written consent of that party.



    IN WITNESS WHEREOF, the parties hereto intending to be legally bound have caused this Agreement to be executed as of the date and year first above written.


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

                                            FLORIDA EAST COAST INDUSTRIES, INC.


                                            By:   _________________________

                                            Title:___________________

Attest: _____________________

Title:  _________________




                                            RAILCAR MANAGEMENT, INC.


                                            By:   _________________________

                                            Title:___________________

Attest: _____________________

Title:  _________________


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

                                    EXHIBIT A

This Exhibit A is made a part of that certain AGREEMENT REGARDING SOFTWARE LICENSING AND IMPLEMENTATION, AND ONGOING SUPPORT AND MANAGEMENT SERVICES between Railcar Management, Inc. and Florida East Coast Industries, Inc dated as of the 1st day of December, 1998.

A.   RS/4000 PRODUCT DESCRIPTION

YARD & INVENTORY CONTROL

    - All main tracks, yards, TOFC/COFC facilities and sidings defined in data base
    - Maintain standing order of cars in a train or on a track
    - Inquire on location of any loaded or empty car or container in system
    - Produce switch lists/work orders for train crews
    - Identify cars or containers containing hazardous commodities or high/wide loads
    - Proper hazardous handling instructions attached to Hazmat cars and printed on crew work orders
    - Inbound EDI consist converted to Inbound Interchange
    - Car and Train movements generated between tracks and stations using "point and shoot" methodology
    - Car movement history maintained for demurrage, car hire and management reporting systems

TRAIN OPERATIONS

    - Train blocking and scheduling
    - Train consists exchanged between major yards
    - Train history maintained
    - Automatic Setouts and scheduled downline pickups maintained
    - EDI exchange of train consists with connecting carriers

INTERMODAL OPERATIONS

    - Complete ramp activity including the capture of in-gate/out-gate transactions and associated documentation
    - Trailer/Container on Flat Car (TOFC/COFC) movement transactions captured
    - Relationship of trailer and flat car maintained throughout the system
    - Trailer/Container off-rail inventory maintained
    - EDI bills of lading accepted from customers


                                      A.1

WAYBILL CONTROL

    - Movement waybill attached to all cars/containers
    - Repetitive patterns used for entry of originating loads
    - Automatic reverse route capability
    - Complete compliance with DOT requirements for HAZMAT
    - Produce a hard copy waybill
    - EDI waybill exchange with connecting carriers
    - EDI bill of lading received from customers
    - Movement waybill becomes revenue waybill

SWITCHING/MISCELLANEOUS BILLING

    - Switching or miscellaneous billing automatically generated using repetitive patterns
    - Switching settlements generated against connecting carriers
    - Miscellaneous billing generated against online customers
    - Payable billing for items such as joint facilities or trackage rights usage also automatically generated
    - Data available for extract to A/R system

DEMURRAGE BILLING

    - Uses car movement records generated by system
    - Demurrage master for defining multiple tariffs or contracts
    - Automatically computes demurrage charges
    - Trial run permits allowances and other adjustments
    - Prepares final Demurrage Invoice

OTHER FUNCTIONS

    - Operator level security/restricted access
    - Traffic Reports
    - Query capability

B.  ISS/4000 PRODUCT DESCRIPTION

AUTOMATIC RATING AND RATE MANAGEMENT

ISS/4000 accepts qualifying EDI 417 transactions from RMI's RS/4000 transportation system. With ISS/4000, the rating process is a robust "Rate Management System." The structure of the rating data store in ISS/4000 allows for multiple rates and divisions based on commodity, weight, and other factors. Additionally, the


                                      A.2
automatic rate selection logic has been enhanced to increase the probability that the system will automatically select the correct rate. If the system is unable to select the correct rate, it will narrow the choices, and interactively display them to the user. These features result in a system that can automatically rate a high percentage of waybills, with little or no human intervention, for railroad cars as well as intermodal equipment.

FREIGHT BILLING

ISS/4000 contains full featured Freight Billing modules. This includes an improved audit trail of all changes made to a waybill and the ability to issue Correction and Credit Bills.

ISS PROCESSING

[ ]      create and send revenue waybills to ISS in EDI 426 format

[ ] exchange other EDI message within the scope of ISS processing, including 426 revenue waybills, functional acknowledgements, CISS (Central ISS) report requests, and report responses

[ ]      send status inquiries and status responses

[ ]      import transportation waybills in EDI 417 format

[ ]      print or view responses from CISS (864)

CASH APPLICATION

All freight bills generated by ISS/4000 will be posted to the Cash Application module. As payments are received, they are easily posted, and up to six levels of aging can then be tracked by the system. The Cash Application module supports the issuance of various customer statements, including Past Due notices.

TRIAL BALANCE

The Trial Balance maintains a detailed history of all transactions that affect the freight revenue that is ultimately posted to the General Ledger. This includes automatic updates from the rating process, any corrections made through re-rating, adjustments made from within the Cash Application module, ISS and abstract interline settlements, as well as manual adjustments.

This file can be used to produce revenue estimates and various Trial Balance reports sorted by road and/or type of traffic. A complete audit trail of original and adjusting entries can be maintained historically for any period of time.

C.  AXIS PRODUCT DESCRIPTION


                                      A.3

AXIS combines the data from all RMI products (IRCS, RS/4000, ISS/PC, ISS/4000, and Car Hire Payable Accounting) into a centralized "Data Warehouse." The AXIS database has the ability to store historical data for one railroad or multiple railroads, making it possible to analyze traffic patterns over multiple properties. The combination of a well designed relational database, and modern data manipulation tools, allows users of AXIS to perform "what if" analysis on a number of variables that impact a railroad's performance.

AXIS can provide the foundation for a corporate-wide management information system. Much more than a historical reporting tool, AXIS provides a module for Budget Analysis.

Utilizing Client/Server technology to store the data on a file server, access to the AXIS database is provided to multiple management users through a Windows-based graphical front-end. AXIS requires a Windows NT File Server running Microsoft SQL Server, with client PC's running Windows 95 or Windows NT.

In case of any conflict between this Exhibit and the body of this Agreement as it relates solely to the product descriptions, this Exhibit is controlling and not expanded by the body of the Agreement.


                                      A.4

                                    EXHIBIT B

This Exhibit B is made a part of that certain AGREEMENT REGARDING SOFTWARE LICENSING AND IMPLEMENTATION, AND ONGOING SUPPORT AND MANAGEMENT SERVICES between Railcar Management, Inc. and Florida East Coast Industries, Inc dated as of the 1st day of December, 1998.

                   SYSTEM IMPLEMENTATION SERVICES DESCRIPTION

The System Implementation Services are logically divided into two phases: (1) System Enhancement and Interface Build, and (2) System Implementation and Training.

1.  SYSTEM ENHANCEMENT AND INTERFACE BUILD

RMI will design, code and test the development projects listed in Exhibit F attached hereto. The functionality provided by these development projects will be delivered by RMI as part of the Software during this phase, and are included in the definition of "Initial Production Operation".

FEC personnel may design, program, and/or test certain additional portions of the Software as mutually agreed to by RMI and FEC.

2.  SYSTEM IMPLEMENTATION AND TRAINING

During the System Implementation and Training phase, RMI and FEC will perform the following tasks:

    - RMI, with assistance from FEC, will develop the "Implementation Plan" which will specify the tasks and responsibilities necessary to implement the Software in production operation at FEC.

    - Based upon data and information supplied by FEC, RMI shall determine the additional computer hardware, if any, (including any and all communications hardware and software, systems software, physical planning requirements, and similar items) required at FEC's location to support processing for the Software as contemplated under this Agreement. FEC shall be responsible for the acquisition, at FEC's expense, and timely installation of said hardware in its offices in Jacksonville, Florida.

    - RMI shall assist FEC in determining the computer hardware (including any and all communications hardware and software, systems software, physical planning requirements, and similar items) required at FEC's locations to support the Software as contemplated under this Agreement. FEC shall be responsible for the acquisition, at FEC's expense, and timely installation of said equipment in its offices.

    - FEC, with the assistance of RMI, shall: (A) establish the data communications required to operate the Software for the service contemplated herein, (B) input the initial data records required to establish the various master and other files required for processing operation, and (C) verify the communications and data correctness and completeness.

    - RMI shall deliver the current version of the Software to FEC, and FEC shall install said Software on computer systems at FEC's offices. RMI, with assistance from FEC, shall verify the correctness and


                                      B.1
completeness of the current version of the Software.

    - RMI will assist FEC in defining and building master files for the Software.

    - RMI will provide user training to be performed as mutually determined by RMI and FEC, and assist FEC in the effort to execute the Implementation Plan to implement the Software.

    - FEC, with the assistance of RMI, shall perform such system testing and parallel operation of the Software as is reasonably necessary to verify that RMI is ready to begin the Ongoing Services specified in Section 2 hereof.

In case of any conflict between this Exhibit and the body of this Agreement as it relates solely to the System Implementation Services description, this
Exhibit is controlling and not expanded by the body of the Agreement.


                                      B.2

                                    EXHIBIT C

This Exhibit C is made a part of that certain AGREEMENT REGARDING SOFTWARE LICENSING AND IMPLEMENTATION, AND ONGOING SUPPORT AND MANAGEMENT SERVICES between Railcar Management, Inc. and Florida East Coast Industries, Inc dated as of the 1st day of December, 1998.

                         MANAGEMENT SERVICES DESCRIPTION

In general, RMI will provide, using reasonable business efforts, ongoing management, coordination and general oversight of FEC Information Technology (I/T) requirements. This includes the following areas:

    -    Current FEC day-to-day I/T management issues
    -    Transportation System Software (RS/4000, ISS/4000 and AXIS)
    -    System Interfaces to Ramp System (OASIS), Digicon Train Control,
         J. D. Edwards
    -    FEC I/T personnel (including coordination with RMI I/T personnel)
    -    FEC Data Center and general I/T infrastructure
    -    Budget management (annual preparation and ongoing management)
    -    Availability, back up and recovery plans
    -    Vendor management (all I/T related vendor/suppliers to FEC)
    -    Strategic I/T planning
    - Management and coordination of the Y2K Software Test as herein defined. Additionally, RMI shall manage and coordinate FEC's efforts relating to FEC's overall year 2000 compliance, solely with respect to computer hardware and software systems managed by RMI, by providing management of identification, remediation and testing related to said compliance. IN ADDITION TO ANY OTHER LIMITATION ON LIABILITY SET FORTH IN THE AGREEMENT, THE PARTIES AGREE THAT THE MAXIMUM LIABILITY OF RMI WITH RESPECT TO THE YEAR 2000 MATTERS DESCRIBED HEREIN, WHETHER ARISING IN CONTRACT, TORT OR OTHERWISE, SHALL NOT EXCEED THE PORTION OF THE PREVIOUSLY PAID MANAGEMENT SERVICES FEES ALLOCABLE TO YEAR 2000 MATTERS, WHICH THE PARTIES ACKNOWLEDGE AND AGREE SHALL EQUAL 10% OF SAID FEES.

RMI will appoint a senior manager experienced in data center management, information technology, RMI's Software products and their operation, personnel management and budget preparation and management. This manager will be resident in Jacksonville, Florida and the work location will be the offices at the current FEC data center in Jacksonville, Florida.

Specifically, there are five major areas of work effort for RMI as it relates to FEC's I/T requirements: (1) General Management, (2) Data Center Management, (3) Applications Management and (4) I/T Personnel Management. (5)The fifth area is participating in an 18 month project called FEC First. This project provides the modification and implementation of the RMI Software and building the system interfaces required.


                                      C.1

(1) GENERAL MANAGEMENT:

RMI will be responsible for the development of an annual I/T Operations Plan and an I/T Budget Plan, and the reasonable business efforts adherence to both. This will include monthly reporting on progress toward accomplishing the annual plans as well as data center operations statistics, major accomplishments and issues. This also includes progress reports on the FEC First Project.

(2) DATA CENTER MANAGEMENT:

RMI will be responsible, on a reasonable business efforts basis, for day-to-day operations including establishing and documenting standard operating procedures, production schedule management and physical facilities management. This also includes hardware management, capacity planning, network management, systems availability, and back-up and recovery plans. In addition, RMI will establish the appropriate help desk operation and coordinate FEC/RMI data center(s) management and manage all I/T vendor relationships.

(3) FEC APPLICATIONS MANAGEMENT:

RMI will perform a current applications inventory audit to determine: (i) the applications that remain (peer systems) after the Software is implemented, (ii) the applications replaced by the Software, and (iii) the applications that will not be used. RMI will, on a reasonable business efforts basis, develop a plan for each major peer system for a maintenance and enhancement schedule, and personnel and budget requirements.

RMI will also manage, on a reasonable business efforts basis, ongoing application development at FEC including the following tasks: translate FEC user requests into I/T projects, quantify and prioritize the projects, gain FEC/RMI concurrence and sequence projects into overall plans.

(4) I/T PERSONNEL MANAGEMENT:

This area will require a great deal of cooperation between FEC and RMI senior management, as some personnel resources will remain FEC employees, some will be independent contractors, as well as some vendor/suppliers will continue to have direct agreements with FEC. These personnel will be taking day-to-day and overall work direction from RMI.

RMI, on a reasonable business efforts basis, will direct and coordinate all personnel-related resources related to I/T at FEC. RMI will combine the current FEC personnel, contractors and RMI personnel into one logical work team for the first year of the contract. During that year, RMI and FEC will determine the appropriate placement/ownership (FEC or RMI) of the current and future resources, be they FEC, RMI or contracting/consulting resources. This includes the management of all vendors associated with FEC I/T such as ARCO, IBM, ICS, OA, etc.

Notwithstanding anything in this Exhibit C or this Agreement to the contrary, FEC agrees to indemnify and hold harmless, on an after-tax basis, RMI and its agents and employees from and against any and all claims, liabilities, losses, actions and expenses (including attorney fees) suffered or incurred by RMI arising out of, or relating to, FEC's employees and independent contractors or relationships between FEC and its employees and independent contractors including, without limitation, payroll taxes, workers'


                                      C.2
compensation, unemployment, discrimination claims of any kind and wrongful termination claims.

(5) FEC FIRST PROJECT MANAGEMENT:

This project involves the replacement of the current FEC transportation management system with the RMI Software and connecting those products to the OASIS ramp management products from Optimization Alternatives. RMI will oversee the implementation of both. A great deal of teamwork and coordination will be required from between RMI and FEC Management and all parties involved. RMI is responsible for that coordination.

RMI, on a reasonable business efforts basis, will be responsible to understand and document affected applications and develop an implementation plan for the following areas; hardware requirements, data file conversions, application staging plan, application testing and quality assurance, capacity and systems testing and cut-over plan. In addition, RMI, on a reasonable business efforts basis, will ensure all applications are provided for after the implementation as well as the ongoing maintenance and enhancement schedule for the RMI and OA products.

In case of any conflict between this Exhibit and the body of this Agreement as it relates solely to the Management Services description, this Exhibit is controlling and not expanded by the body of the Agreement.


                                      C.3

                                    EXHIBIT D

This Exhibit D is made a part of that certain AGREEMENT REGARDING SOFTWARE LICENSING AND IMPLEMENTATION, AND ONGOING SUPPORT AND MANAGEMENT SERVICES between Railcar Management, Inc. and Florida East Coast Industries, Inc dated as of the 1st day of December, 1998.

ADJUSTED TERMINATION FEE

The Adjusted Termination Fee shall be computed from the following table:

        TERMINATION DATE                   AMOUNT
        ----------------                   ------

        On or before 1/1/00             $ 1,216,719
        On or before 1/1/01             $   978,957
        On or before 1/1/02             $   757,111
        On or before 1/1/03             $   518,304
        On or before 11/30/03           $   258,389


                                      D.1

                                    EXHIBIT E

This Exhibit E is made a part of that certain AGREEMENT REGARDING SOFTWARE LICENSING AND IMPLEMENTATION, AND ONGOING SUPPORT AND MANAGEMENT SERVICES between Railcar Management, Inc. and Florida East Coast Industries, Inc dated as of the 1st day of December, 1998.

                          IMPLEMENTATION SERVICES FEES

RMI will perform the System Enhancement and Interface Build services described herein for a fixed fee of Eight Hundred Sixty-Two Thousand Five Hundred Dollars ($ 862,500) U.S. Dollars. RMI will invoice FEC, and FEC will pay RMI, in accordance with the following schedule:
    - $ 287,500 upon execution of this Agreement
    - $ 287,500 on January 15, 1999
    - $ 287,500 on "Initial Production Operation" (as defined in the Agreement)

RMI will perform the System Implementation and Training services described herein for a fixed fee of Two Hundred Fifty Thousand Dollars ($250,000) U.S. Dollars. RMI will invoice FEC, and FEC will pay RMI, in accordance with the following schedule:
    - $ 125,000 on February 15, 1999
    - $ 125,000 upon completion of the services

Additionally, RMI and FEC hereby agree to the following incentive payments:

    1. SYSTEM MODIFICATIONS. Should RMI complete development of all enhancements specified in Exhibit F hereto (excluding the "OASIS Interface" modification) and the Software is ready for Initial Production Operation (as defined herein) on or before April 30, 1999, then FEC shall pay RMI an additional incentive payment as follows:
         If on or before April 15, 1999, $100,000, or
         If on or before April 30, 1999, $50,000.

    If said development is not complete on or before April 30, 1999, then RMI shall pay FEC the sum of $1,000 per day (up to a maximum of sixty (60) days) for each day beyond April 30, 1999 until said development is complete.

    2. OASIS INTERFACE. Should RMI complete development of the "OASIS Interface" modification specified in Exhibit F hereto and said enhancement is ready for Initial Production Operation (as defined herein) on or before April 30, 1999, then FEC shall pay RMI an additional incentive payment as follows:
         If on or before April 15, 1999, $100,000, or
         If on or before April 30, 1999, $50,000.

    If said development is not complete on or before April 30, 1999, then RMI shall pay FEC the sum of $1,000 per day (up to a maximum of sixty (60) days) for each day beyond April 30, 1999 until said development is complete.


                                      E.1

                            MANAGEMENT SERVICES FEES

The Management Services Fees are as follows:
       - $134,750 per month from 12/1/98 through 1/31/00 (14 months)
       - $122,500 per month from 2/1/00 through 11/30/03 (46 months)


                                      E.2

                                    EXHIBIT F

This Exhibit F is made a part of that certain AGREEMENT REGARDING SOFTWARE LICENSING AND IMPLEMENTATION, AND ONGOING SUPPORT AND MANAGEMENT SERVICES between Railcar Management, Inc. and Florida East Coast Industries, Inc dated as of the 1st day of December, 1998.

                     SOFTWARE ENHANCEMENT AND INTERFACE LIST

A. OASIS INTERFACE/INTERMODAL ENHANCEMENTS

Involves the over-all concept of replacing the RIMS interface with an OASIS interface. Enhancements are:

1. TEMPORARY INTERFACE TO RIMS
RMI will build a temporary interface to the RIMS system. Given the extremely short life of this requirement, the interface will contain only the minimal functions necessary to run the ramp and railroad until the OASIS system is installed.

2. RS/4000 WILL EXCHANGE RAMPING INFORMATION FROM OASIS
RMI will accept a ramping event from OASIS. This event would update inventory and history in RS/4000.

3. SYNCHRONIZED INTERMODAL INVENTORY
This involves maintaining the inventory of trailers/containers, railcars and chassis in both systems. RMI will be sending a track list of cars to OASIS for ramping and de-ramping. Events will occur in OASIS that influence RS/4000's inventory as well as movement history for reporting.

4. ENHANCED INTERMODAL INVENTORY REPORTS
Many reports currently in use in RIMS will be re-written in either OASIS or RS/4000. Some of these include reports similar to the Online Inventory report, customs reports, and equipment disposition reports.

5. BAD ORDER TRAILER/CONTAINER REPORTING
This enhancement will result in bad order information being maintained in both OASIS and RS/4000. RS/4000 will pass the bad order information along with the equipment as it moves over the railroad. The initial effort is to expand the databases to record and pass this information. Automated notification for bad order equipment to customers or the maintenance department is a separate phase.

6. ENHANCED CREDIT CHECKS/CREDIT HOLD


                                      F.1

This enhancement involves using the customer master to determine if a piece of equipment is on hold due to credit problems. Checks will be made when trailers/containers move both in and out gate. Equipment on hold will be marked in inventory and a message written to a new "on hold" queue for further work.

7. RAIL/INTERMODAL NOTIFICATIONS
This area involves automatically faxing notifications to the consignee or drayage firms based on certain events. These events would either be fed via OASIS or car/train movements in RS/4000. The customer master will be expanded to determine which type of notification via fax is required.

8. ENHANCED CHASSIS INVENTORY
OASIS provides a method of maintaining a chassis inventory. RS/4000 will pass and receive chassis info in conjunction with OASIS.

9. SWITCHING/DETENTION INTERFACE FOR INTERMODAL
This interface involves passing information from OASIS up to RS/4000 for the purpose of preparing detention and miscellaneous charges. A separate item is listed in this document to cover the actual modifications necessary to handle the billing in these new areas.

B. RAIL YARD/TRAIN OPERATION ENHANCEMENTS

1. ADDITIONAL SWITCHLISTS AND TRAINLISTS
Several new switchlists and/or minor changes to existing switchlists and trainlists will be added to the base RS/4000 system

2. RAILCAR NOTIFICATION ENHANCEMENTS
This enhancement provides for automatically faxing notifications to the consignee for arrivals or constructive placement, similar to the notifications for intermodal. The customer master would possibly be expanded to determine which type of autofax is required. Also needed for railcars.

3. DIGICON INTERFACE
FEC using a Train Control system that requires information from RS/4000. Digicon will send RS/4000 a request for info and RS/4000 will in turn send back train info such as tonnage, length, and number of cars and crew.

4. EDI TRAIN CHECK
This concept involves adding some checks to trains and consists so that hazardous edits are more stringent. Units that fail the checks go to an error queue.

                                      F.2

C. MISCELLANEOUS BILLING

1. ENHANCE MISCELLANEOUS BILLING TO HANDLE INTERMODAL BILLING
Involves enhancing the incidental billing module to bill for several new types of charges generated by intermodal moves. OASIS will pass along information such as flips, in-gate and out-gate must be passed to the RS/4000 incidental billing module in such a manner that charges can be generated. In addition, the movements will be passed in such a way that detention can be generated. These charges include:
                  FEC chassis charges
                  Flips
                  Detention
                  Delays
                  Turn Arounds
                  Volume Billing
                  Container in yard billing

2. MODIFY DEMURRAGE BILLING FILE TO ENCOMPASS DETENTION

Involves enhancing the demurrage module to calculate detention for intermodal equipment. Both the charges file and the master will be enhanced

3. ADD A "MISSING CHARGE QUEUE" FILE
Recognize movements that meet criteria for generating a charge. The charges go to a suspense file for user review.

4. ADD JDE INTERFACE FOR MISCELLANEOUS BILLING
In conjunction with Freight Billing, the charges generated would be interfaced to JD Edwards.

5. ENHANCE DEMURRAGE TO DO GROUP BILLING BY PARENT COMPANY
This enhancement will provide the ability to group demurrage invoices together where multiple rail-served centers are owned by a parent company.

6. ENHANCE RS/4000 TO HANDLE FEC HAULAGE
Involves the over-all concept of replacing the Haulage billing module with a new method of recognizing and calculating intermodal and rail haulage moves. In summary, the new inbound blocking table would be used to automatically recognize haulage moves. Haulage moves would then be invoiced using the Incidental Billing module. TRAIN II would be modified to properly account for haulage interfaces with the industry.

7. MODIFY INCIDENTAL CHARGE MASTER FOR HAULAGE
Expand the incidental charge master to account for items such as billing by hitch and minimums for intermodal.


                                      F.3

8. ADD NEW INTERMODAL EQUIPMENT FILE
Add a new master file to indicate equipment on a unit by car type (May be able to use existing files and expand those). Used to keep track of hitches per car type.

9. EXPAND INBOUND BLOCKING TABLE FOR HAULAGE RECOGNITION
Expand the new inbound blocking table to be able to recognize haulage moves. (Make sure items like interchange road, station, and car type are included in the decision making process). The inbound blocking table, once it recognizes the move as haulage, would apply a haulage RWC.

10. TRAIN II INTERFACE
FEC currently uses a TRAIN II reporting file to determine how haulage should be reported. We need a detailed study in this area to make sure we are handling this correctly.

11. NEW HAULAGE BILLING REPORTS
A new haulage report will be added to the system to permit reporting to carriers the haulage is being made for.

D. ISS ENHANCEMENTS

1. ENHANCED RATING
Several enhancements to the rating/auto-rating enhancements including:
    1.  Ability to auto-rate by price authority
    2.  Distinguish between through and child revenue rates.
    3. Add ability to use new rate based on customer reaching a volume threshold.

2. ENHANCE REVENUE PROTECTIONS
This involves enhancing both RS/4000 and ISS/4000 so that if certain key fields are altered in RS/4000 that ISS/4000 is somehow flagged. (For example, weight, # of cars, route, payment method, etc.) Also, if a waybill is cancelled or deleted this information must come across.

3. ADD NEW REPORTS
Several new reports to be identified will be required to enable the users to work with the system. Further analysis required. Also be able to separate reports by queue so that, for example, error reports will print only for a specific queue.

4. JDE INTERFACE
An interface to JDE from the freight billing system will be added. This includes the ability to not print a freight bill but still extract it to JDE.

5. PARENT/CHILD RATING ENHANCEMENTS
ISS/4000 will be enhanced to recognize need for and the automatic creation of child revenue


                                      F.4
waybills once the parent notification waybill has been generated or received and rated. Also have need to estimate, for revenue posting to trial balance purposes, any rated parent notification waybill w/o a revenue child.

6. ENHANCE MISCELLANEOUS BILLING IN ISS
ISS/4000 will be modified so that Miscellaneous Billing coming from CSXT will be ignored.

7. ISS FILE CONVERSION FROM EXISTING SYSTEM
This area involves converting FEC's current ISS files into an ISS/4000 format to facilitate transition to the new system. The design calls for capturing all active waybills currently in settlement cycle at ISS Central. In addition cancelled or null settled waybills less than one year old unless they have been re-introduced and settled will be converted.

8. EDI ENHANCEMENTS
RS/4000 will be updated to handle the EDI messages currently in use on FEC that is not supported by RS/4000. The additional EDI messages will be supported either through RMI's EDI handler or through the EDI handler currently in use on FEC.

E. MARKETING/SALES/CUSTOMER SERVICE ENHANCEMENTS

1. MODIFY CUSTOMER MASTER
Provide modifications to the Customer Master to incorporate new features required for customer service enhancements. This includes the addition of a "parent/child" relationship. Add sales person assigned to task.

2. ADD "ON HOLD QUEUE" SCREEN
Provide a new screen that shows all units "on hold" for any reason (customs, bad order, no bill). This screen can also be used to look at cars with invalid Hazmat Bills or No Bill loads.

3. TRACING
Provide capability to trace all moves, intermodal or rail. RS/4000 will maintain intermodal events for combined inventory for customer service personnel.

4. AXIS REPORTS
AXIS will be enhanced to provide FEC specific reports for marketing and sales personnel.


                                      F.5

                                    EXHIBIT G

This Exhibit G is made a part of that certain AGREEMENT REGARDING SOFTWARE LICENSING AND IMPLEMENTATION, AND ONGOING SUPPORT AND MANAGEMENT SERVICES between Railcar Management, Inc. and Florida East Coast Industries, Inc dated as of the 1st day of December, 1998.

                          SUPPORT SERVICES DESCRIPTION

Subject to the termination provisions herein, RMI shall provide the following "Support Services":

        (1) Software maintenance. RMI shall use its best efforts to maintain the Software to operate in conformity with all descriptions and specifications contained in any documentation or user's manuals furnished therewith, including all descriptions and specifications for all improved or modified versions of the Software generally released by RMI to other users of the Software. RMI shall use its best efforts to correct, as soon as is reasonably practicable, all errors in the Software discovered by FEC. In addition, to the extent that the Software uses such standards, RMI shall use its best efforts to maintain the Software to reasonably comply on a timely basis with prevailing railroad industry standards published by the Electronic Data Interchange Association or any other organization recognized as having authority to promulgate such standards. RMI shall not be obligated to correct errors attributable to improper or incorrect usage or operation of the Software
        (a) caused by FEC's misuse, alteration, modification or conversion of the Software, or (b) arising from hardware related problems or third party software problems.

        (2) Changes and New Releases. RMI will provide new releases of the Software (including documentation updates) on a regular, ongoing basis as commonly released by RMI to other users of the Software. Special coding and manual updates for changes made between releases will be distributed by RMI as RMI reasonably determines is needed.

        (3) Telephone Support. RMI will provide reasonable telephone support to FEC. The term "reasonable telephone support" shall not include efforts to remedy defects in Software, which efforts shall be provided by RMI without limitation as to time and at RMI's sole cost. The term "reasonable telephone support" shall mean the answering of questions requiring a reasonable amount of time, generally during the same telephone call, and limited in the sole discretion of RMI to five (5) hours per month (noncumulative) for all such telephone calls, after which such services may be billed at RMI's standard hourly service rate as shown in Exhibit E. Telephone support will be available Monday through Friday, holidays excluded, from 8:00 A.M. to 6:00 P.M. Eastern Time. RMI shall maintain a customer service representative on call for emergency calls outside the normal service hours. All long distance telephone charges will be borne by FEC.

        (4) Enhancements. Enhancements to the Software will be made available to FEC at then current market prices (as determined by reference to amounts paid by similar users on similar computer systems). For purposes of the preceding sentence, "enhancements" to the Software shall mean future new software modules and major add-on features not part of the Software as originally installed, and new capabilities or software programs which are generally released as new or different from the Software as originally installed; enhancements shall refer to modules or features that provide new functionality rather than


                                       G.1
        alterations to methodology of existing functionality.

        (5) On-Site Support. Subject to availability of RMI personnel, on-site support services shall be provided by RMI personnel at RMI's standard per diem rates as shown in Exhibit E plus reimbursement of out-of-pocket expenses.

        (6) Custom Software. Custom software changes are not included as part of the Support Services described herein. A "custom" software change for purposes of this Agreement is any change or added function which is not useful to the general marketplace or is not part of the current Software version and release.

In case of any conflict between this Exhibit and the body of this Agreement as it relates solely to the Support Services description, this Exhibit is controlling and not expanded by the body of the Agreement.


                                      G.2